Exhibit 99.1

PeopleString Enters Strategic Marketing Agreement with Cameo Stars

With an Option to Acquire Cameo Stars

RED BANK, N. J., September 9, 2011: PeopleString Corporation (OTCBB: PLPE) today announced that it has entered into a strategic marketing agreement with Cameo Stars, which also includes an option for PeopleString to purchase Cameo Stars during the term of the agreement. Pursuant to the terms of the Strategic Marketing Agreement, Cameo Stars will market PeopleString’s patent pending “Share It Up” technology to national brands and marketers. Additionally, pursuant to the Strategic Marketing Agreement, Cameo Stars will leverage its technology to create “Social Cameo” invitations for PeopleString.  Currently, Cameo Stars maintains relationships with many celebrities and brands including Paramount Pictures, DreamWorks Animation, Carmen Electra, Under Armour and American Idol.

“Our Agreement with Cameo Stars allows us to leverage the many celebrity and national brand relationships that Cameo Stars currently maintains for our PeopleString and PeopleDeals platforms,” stated Darin Myman, CEO PeopleString Corporation. “We believe that the social endorsement technology Cameo Stars has developed will bring the personal celebrity touch to PeopleString, and integrate perfectly with PeopleDeals, to create celebrity-endorsed social deals.”

Daren Hornig, CEO of Cameo Stars, added, “We’re excited about the opportunity to work with PeopleString, which we believe will create great opportunities for our customers by leveraging our collective technology and relationships. We believe the Share It Up platform is an effective tool for marketers to leverage their existing fan base and turn them into advocates that increase purchasing behavior among their social graphs.”

About PeopleString

PeopleString Corporation (OTCBB: PLPE) creates technologies that empower consumers to leverage their social networks to capitalize on the best national and local deals. PeopleString’s patent pending "Share It Up" technology harnesses the power of social media to create coupons that go up in value when shared and rewards loyal customers who share their favorite merchants with others. PeopleString also offers patent pending "Insta Portal" technology which allows users to import pieces of their favorite websites into their own PeopleString homepage. For more information, visit www.peoplestring.com and www.peopledeals.com.

About Cameo Stars

Cameo Stars is the first and only social entertainment platform that enables the stars and characters from leading entertainment companies and consumer brands to make virtual cameo appearances in the everyday lives of fans through branded social content.  Consumers use the company's applications to share and collect a variety of “social cameos” directly in their social network pages and mobile devices. Brands and entertainment companies use the Cameo Stars platform to uniquely and directly engage consumers with branded social content in the intimate context of their personal space to forge high-impact connections. For more information on Cameo Stars and its offerings for consumers, celebrity talent, and brands, please visit www.cameostars.com or follow Cameo Stars on Twitter at www.twitter.com/cameostars

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation's actual results could differ materially from expected results.

###